Exhibit 99.1

Additional Information:	For Immediate Release
Thomas A. Bessant, Jr.
(817) 335-1100

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CASH AMERICA COMPLETES SALE OF EUROPEAN BUSINESSES AND ANNOUNCES
AGREEMENT TO BUY LARGEST U.S. BASED INDEPENDENT PAWN LENDING BUSINESS
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Fort Worth, Texas (September 8, 2004) — Cash America International, Inc. (NYSE: PWN) announced today that it has sold its two European subsidiaries in a single transaction and in a separate transaction signed an agreement for the purchase of a 41-store chain of pawn locations based in Las Vegas, Nevada. The sale of the two European pawn-lending businesses, Harvey and Thompson based in London, England, and Svensk Pantbelåning based in Stockholm, Sweden, was completed on September 7, 2004. On the same day, Cash America entered into an agreement to purchase the pawn operating assets of Camco, Inc., which does business under the trade name SuperPawn in four western states.

Commenting on the transactions, Chief Executive Officer and President of Cash America, Daniel R. Feehan said, “The combination of sale and purchase transactions allows Cash America to focus exclusively on our growth opportunities in the United States. We have enjoyed a great deal of success in our European businesses, growing revenue and earnings significantly while expanding the store base from 24 units in 1992 to today’s level of 69 lending locations. However, we now believe the growth opportunities for both our pawn and short-term cash advance businesses are more plentiful and potentially more rewarding in the U.S. than any opportunities we find in Europe. The sale of our European businesses will allow us to redeploy resources from Europe into opportunities closer to home with greater potential synergies. We are fortunate to find a significant opportunity for redeployment so quickly with the SuperPawn acquisition.”

SuperPawn is the largest privately-owned pawn operation in the United States with pawn lending locations in Nevada, Arizona, Washington and California. Formed in 1967, SuperPawn operates primarily in Las Vegas, Nevada, where it has 21 locations. The business also has 5 locations in Reno, Nevada, 10 in Phoenix, Arizona, 4 in Seattle, Washington, and one in San Diego, California. The transaction provides Cash America its initial entry into all of these markets and a major expansion into the Western United States beyond Colorado and Utah where Cash America now operates. SuperPawn reported total pawn loans, as of June 30, 2004, of $25.4 million with a heavy emphasis on jewelry lending and retail sales. SuperPawn recently introduced the cash advance business into its lending locations but has not established meaningful balances. Cash America’s successful experience with the cash advance business in its current 388 pawn locations should help SuperPawn shorten its learning cycle and potentially accelerate growth in that product.

The Company estimates that the gross purchase price of the SuperPawn acquisition to be approximately $125 million, with the closing expected to take place in the next 90 days, subject to customary final stages of due diligence and approvals of regulatory agencies. Consideration paid will include approximately $15 million of Cash America common stock and the balance in cash. For the twelve-month period ended June 30, 2004, SuperPawn reported total revenue of $67 million.

The sale of the Company’s two foreign subsidiaries was closed and funded on September 7, 2004. The buyer of the shares of the two businesses is The Rutland Fund which is managed by Rutland Partners LLP, a U.K. based business acquisition fund specializing in European niche opportunities. Total consideration paid to Cash America, before taxes, was approximately $128 million including $12.5 million in notes receivable with the residual in cash, based on approximated exchange rates. For the fiscal year ended December 31, 2003, the two European subsidiaries combined to produce total revenue of $49 million and operating income of $12.5 million.

Cash America entered the European market in 1992 when it acquired Harvey and Thompson. The London based pawnbroker was and still remains the market leader in pawn lending in the United Kingdom. The business has provided pawn loans throughout the United Kingdom since the early 1900s. Cash America viewed the business as an opportunity to expand its presence and to introduce concepts successful in its U.S. pawn lending activities overseas. Today, Harvey and Thompson offers pawn loans, check cashing, cash advances on behalf of a third-party provider and conducts a significant amount of retail sales of unredeemed pawn collateral through its 57 locations. Svensk Pantbelåning also founded at the turn of the twentieth century, was acquired in 1994 to broaden Cash America’s European presence and seek opportunities to expand into other Scandinavian countries. Since its acquisition, the Company has increased its number of operating locations from 9 to 13, with the majority of locations in Stockholm.

Cash America will conduct a conference call to discuss the transactions on September 8, 2004 at 7:30 AM CST. A live web cast of the call will be available on the home page of the Company’s corporate web site (www.cashamerica.com). To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software.

Forward-Looking Information
The elimination of the foreign source revenue and earnings to the consolidated Company will decrease earnings until the cash proceeds from the transaction are reinvested in comparable earning assets. Management has identified an opportunity and entered into an agreement to redeploy the proceeds from the European sale into its acquisition of SuperPawn. In the near term, because the Company’s U.S. operations have been performing above management’s estimates for the third quarter ending September 30, 2004, and since the Company will include two months of foreign earnings in the third quarter, management believes the Company will still achieve earnings within its published targeted range of earnings per share guidance of between 28 cents and 31 cents per share in the third quarter, excluding the gain and related adjustments on the sale of the European businesses. The sensitivity of the final closing date of the acquisition of SuperPawn, brought about by uncertain timing of regulatory approvals, leads management to adjust fourth quarter results for the elimination of the foreign business. Partially offsetting this effect is the current trend in pawn loans and cash advance balances, which have shown better than expected growth thus far, leading to an estimate for the full year of 2004 of earnings per share of $1.37 to $1.44 per share, excluding the gain and related adjustments on the sale of the European businesses. A more detailed discussion and estimate will be provided when the Company releases third quarter earnings. The 2004 estimate compares to $1.08 per share in earnings for fiscal 2003, excluding the impact of the sale of a non-operating asset in the second quarter of 2003 of 5 cents per share.

Preliminary estimates for the following fiscal year of 2005 are based on management’s current expectation that the acquisition of SuperPawn will be completed and that asset levels in the remainder of the U.S. will continue to grow. Based on these considerations management is providing an initial range of earnings per share of between $1.62 and $1.72 for fiscal 2005. This estimate would be negatively affected if the SuperPawn acquisition fails to close or closes much later than January 1, 2005.

Cash America International, Inc. is a provider of specialty financial services to individuals in the United States with 721 total locations. Cash America is the largest provider of secured non-recourse loans to individuals, commonly referred to as pawn loans, through 402 locations in 17 states under the brand name Cash America Pawn. The Company also offers short-term cash advances in many of its U.S. locations including 28 locations that offer only this service under the brand name Cash America Payday Advance. In addition, the Company provides short-term cash advances and check cashing through its 153 “Cashland” consumer finance centers, and check cashing services through its 138 franchised and Company-owned “Mr. Payroll” check cashing centers.

This release contains forward-looking statements about the business, financial condition and prospects of Cash America International, Inc. and its subsidiaries (“the Company”). The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation, changes in demand for the Company’s services, the actions of third parties who offer products and services at the Company’s locations, changes in competition, the ability of the Company to open new operating units in accordance with its plans, economic conditions, real estate market fluctuations, interest rate fluctuations, changes in the capital markets, changes in tax and other laws and governmental rules and regulations applicable to the Company’s business, and other risks indicated in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, and, in many cases, the Company cannot predict all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes”, “estimates”, “plans”, “expects”, “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

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